As filed with the Securities and Exchange Commission on December 15, 2000
                                                           Registration No. 333-
                                                           =====================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             SONIC AUTOMOTIVE, INC.
             (Exact Name of Registrant as Specified in Its Charter)

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                   Delaware                                 5511                                56-010790
      (State or Other Jurisdiction of            (Primary Standard Industrial              (I.R.S. Employer
       Incorporation or Organization)             Classification Code Number)             Identification Number)
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                        5401 East Independence Boulevard
                                 P.O. Box 18747
                         Charlotte, North Carolina 28212
                            Telephone (704) 532-3320
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                               Mr. Stephen K. Coss
                       Vice President and General Counsel
                        5401 East Independence Boulevard
                                 P.O. Box 18747
                         Charlotte, North Carolina 28212
                            Telephone (704) 532-3320
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)

                                   Copies to:
                               Gary C. Ivey, Esq.
                      Parker, Poe, Adams & Bernstein L.L.P.
                       401 South Tryon Street, Suite 3000
                         Charlotte, North Carolina 28202
                            Telephone (704) 372-9000

              Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

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                                                                            Proposed            Proposed
                 Title of Each Class                                         Maximum            Maximum             Amount Of
                  Of Securities To                    Amount To Be        Offering Price   Aggregate Offering      Registration
                    Be Registered                      Registered          Per Share (1)      Price (1)              Fee (1)
Class A Common Stock, par value $.01 per share     10,000,000 Shares         $6.6875          $66,875,000             $17,655

(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee is calculated based on the average of the high and low prices for the Class A Common Stock, as reported on the New York Stock Exchange Composite Transactions Tape on December 14, 2000, which was $6.6875.
         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR WILL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE WHERE THE OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 15, 2000

PROSPECTUS
                                10,000,000 Shares

                             SONIC AUTOMOTIVE, INC.

                              Class A Common Stock
                           (Par Value $.01 Per Share)
Acquisitions.

    o We may use this prospectus from time to time to offer and sell our Class A common stock to the owners of automobile dealership and collision repair businesses that we may acquire in the future as full or partial consideration for the assets or ownership interests so acquired.

    o The specific terms upon which we will issue these shares will be determined by negotiation with the owners of businesses we may acquire.

    o These shares may also be issued on the conversion of shares of our Class A convertible preferred stock that are privately sold to the owners of businesses we may acquire in the future.

Share Price.

    o We expect the price of the shares we issue to be reasonably related to the prevailing market prices of our Class A common stock (a) at or near the time we enter into acquisition agreements or consummate acquisitions or (b) during the periods before delivery of the shares, including delivery upon preferred stock conversions.

Underwriting.

    o We will pay all expenses of this offering. We will not pay underwriting discounts or commissions in connection with issuing our stock in acquisitions, although we may pay finder's fees in specific acquisitions. Any person receiving a finder's fee may be deemed an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

Resales.

    o In addition to certain resale limitations imposed by federal securities laws, we may require persons receiving our Class A common stock in connection with an acquisition to agree to hold such stock for a certain period of time from the date of the acquisition.

    o All of the Class A common stock offered by this prospectus may, subject to certain conditions, also be offered and resold from time to time pursuant to this prospectus by persons who receive this stock in acquisitions or who received this stock upon the conversion of preferred stock.

Our Business.

     o We are based in Charlotte, North Carolina and operate automobile dealerships and collision repair centers.

     o The trading symbol for our Class A common stock on the New York Stock Exchange is "SAH." On December 14, 2000, the closing for the Class A common stock on the New York Stock Exchange was $6.5625 per share.

    Before making an investment in our company, you should carefully consider the "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is December , 2000


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                                TABLE OF CONTENTS
                Section                                                                                      Page
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
                Where You Can Find More Information About Sonic.............................................   2
                Cautionary Notice Regarding Forward-Looking Statements......................................   3
                The Company.................................................................................   5
                Risk Factors................................................................................   5
                Acquisition Terms...........................................................................  19
                Selling Security Holders....................................................................  20
                Plan of Distribution by Selling Security Holders............................................  20
                Description of Capital Stock................................................................  21
                Certain Manufacturer Restrictions...........................................................  26
                Legal Matters...............................................................................  27
                Experts.....................................................................................  27
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         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities (1) in any jurisdiction where the offer or sale is not permitted, (2) where the person making the offer is not qualified to do so, or
(3) to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

         This prospectus is based on information provided by us and other sources that we believe are reliable. However, we cannot assure you that the information is accurate or complete. For example, in preparing estimates of market share and industry data, we utilized third party sources when possible, but cannot verify some of the estimates through independent sources.

         You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Company's securities.

         You should base your decision to invest in the Company's securities solely on information contained in this prospectus, related prospectus supplement and information incorporated by reference herein and therein.

         No representation or warranty, express or implied, is made as to the accuracy or completeness of the information set forth herein, and nothing contained in this prospectus is, or shall be relied upon as, a promise or representation, whether as to the past or the future.

                 WHERE YOU CAN FIND MORE INFORMATION ABOUT SONIC

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. These reports and information relate to our business, financial condition and other matters. You may read and copy these reports, proxy statements and other information at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Commission's Public Reference Room in Washington, D.C. by calling the Commission at 1-800-SEC-0330. Copies may be obtained from the Commission upon payment of the required fees. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the Commission. The Commission's web site is http://www.sec.gov. Information that we file with the Commission may also be read and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important business and financial information to you by referring to documents we have previously filed with the Commission. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the

Securities Exchange Act of 1934, as amended (the "Exchange Act"), until selling security holders sell all the shares that they may be allowed to offer from time to time in the future hereunder or we decide to terminate this offering earlier:

         (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 1-13395);

         (2) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

         (3) Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000;

         (4) Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000;

         (5) Our Current Report on Form 8-K/A filed January 18, 2000 (Manhattan and Freeland acquisitions);

         (6) Our Current Report on Form 8-K/A filed January 27, 2000 (FirstAmerica acquisition);

         (7)      Our Current Report on Form 8-K filed September 15, 2000;

         (8) The combined financial statements of Williams Automotive Group, the financial statements of Economy Cars, Inc., the financial statements of Global Imports, Inc., the combined financial statements of Newsome Automotive Group, the combined financial statements of Lloyd Automotive Group and the financial statements of Lute Riley Motors, Inc. included in our Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-71803) filed April 9, 1999;

         (9)      Our Definitive Proxy Statement dated May 1, 2000; and

         (10) The description of our Class A common stock contained in our Registration Statement on Form 8-A, as amended, filed with the Commission pursuant to Section 12 of the Exchange Act.

         All filings we file with the Commission pursuant to the Exchange Act after the date of this initial registration statement and prior to effectiveness of this registration statement shall be deemed to be incorporated by reference into this prospectus.

         We will provide without charge to each person to whom this prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Written or telephone requests should be directed to Mr. Todd Atenhan, Director of Investor Relations, P. O. Box 18747, Charlotte, North Carolina 28218, Telephone (888) 766-4218. You must make your request for documents no later than five business days before the date you make your investment decision concerning our securities to obtain timely delivery of these documents.

         This prospectus is a part of our registration statement on Form S-4 filed with the Commission. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of such documents filed as an exhibit to the registration statement or such other filing. You may obtain a copy of the registration statement and the exhibits filed with it from the Commission at any of the locations listed above.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains statements that constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include words such as "believe," "expect," "anticipate," "intend," "plan," "foresee" or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals are also forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Litigation Securities Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. These statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations, or those of our directors or officers, with respect to, among other things:

         o        our potential acquisitions;
         o        trends in our industry;
         o        our financing plans;
         o the effect of the Internet on our business and our ability to implement our Internet business strategy;
         o        trends  affecting  our  financial   condition  or  results  of
                  operations; and
         o        our business and growth strategies.

         You are cautioned that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among others, factors that could materially adversely affect actual results and performance include:

         o        local and regional economic conditions in the area we serve;

         o        the level of consumer spending;

         o        our relationships with manufacturers;

         o        high competition;

         o        site selection and related traffic and demographic patterns;

         o        inventory management and turnover levels;

         o        the effect of the Internet on our business;

         o        realization of cost savings; and

         o        our  success  in  integrating   recent  and  potential  future
                  acquisitions, including integration of acquired information systems.

                                   THE COMPANY

         Sonic is the second largest automotive retailer in the United States, as measured by total revenue, operating dealerships and collision repair centers in several metropolitan areas of the southeastern, midwestern, mid-Atlantic, western and southwestern United States. We sell new and used cars, light trucks and replacement parts and provide vehicle maintenance, warranty, paint and repair services. We also arrange related extended warranty and financing and insurance for our automotive customers.

         Our Class A common stock is traded on the New York Stock Exchange under the trading symbol "SAH." Our principal executive offices are located at 5401 East Independence Blvd., Charlotte, North Carolina 28212, Telephone (704) 532-3320. We were incorporated in Delaware in 1997.


                                  RISK FACTORS

         The risk factors described below are not necessarily exhaustive, and you are encouraged to perform your own investigation with respect to the securities being offered and our company.

Our significant indebtedness could materially adversely affect our financial health and prevent us from fulfilling our obligations.

         As of September 30, 2000, our total outstanding indebtedness was approximately $1,039.9 million, including the following:

         o $341.6 million under a revolving credit agreement dated August 10, 2000 with Ford Motor Credit Company ("Ford Motor Credit") and Chrysler Financial Company, LLC ("Chrysler Financial")(the "2000 Revolving Facility" and together with any of our predecessor revolving credit arrangements with Fort Motor Credit, as in effect from time to time, the "Revolving Facility") with a borrowing limit of $500 million, subject to a borrowing base calculated on the basis of our receivables, inventory and equipment and a pledge of certain additional collateral by an affiliate of Sonic;

         o $384.4 million under a standardized secured inventory floor plan facility (the "Ford Floor Plan Facility") with Ford Motor Credit;

         o $131.4 million under a standardized secured floor plan facility (the "Chrysler Floor Plan Facility") with Chrysler Financial;

         o $25.1 million under a standardized secured floor plan facility (the "GMAC Floor Plan Facility" and together with the Ford Floor Plan Facility and the Chrysler Floor Plan Facility, the "Floor Plan Facilities") with General Motors Acceptance Corporation ("GMAC");

         o $121.2 million in 11% Senior Subordinated Notes due 2008 representing $125.0 million in aggregate principal amount less unamortized discount of approximately $3.8 million; and

         o $30.2 million of other secured debt, including $21.5 million under a revolving real estate acquisition and new dealership construction line of credit (the "Construction Loan") and a related mortgage refinancing facility (the "Permanent Loan" and together with the Construction Loan, the "Mortgage Facility") with Ford Motor Credit.

         As of September 30, 2000, we had approximately $78.5 million available for additional borrowings under the Mortgage Facility for real estate acquisitions and new dealership construction. We also have significant additional capacity under our Floor Plan Facilities. In addition, the indentures relating to our senior subordinated notes and other debt instruments allow us to incur additional indebtedness, including secured indebtedness.

         The degree to which we are leveraged after the offering could have important consequences to the holders of our securities, including the following:

         o our ability to obtain additional financing for acquisitions, capital expenditures, working capital or general corporate purposes may be impaired in the future;

         o a substantial portion of our current cash flow from operations must be dedicated to the payment of principal and interest on our senior subordinated notes, borrowings under the Revolving Facility and the Floor Plan Facilities and other indebtedness, thereby reducing the funds available to us for our operations and other purposes;

         o some of our borrowings are and will continue to be at variable rates of interest, which exposes us to the risk of increased interest rates;

         o the indebtedness outstanding under our credit facilities is secured by a pledge of substantially all the assets of our dealerships; and

         o we may be substantially more leveraged than some of our competitors, which may place us at a relative competitive disadvantage and make us more vulnerable to changing market conditions and regulations.

         In addition, our debt agreements contain numerous covenants that limit our discretion with respect to business matters, including mergers or acquisitions, paying dividends, incurring additional debt, making capital expenditures or disposing of assets.

Our future operating results depend on our ability to integrate our operations with recent acquisitions.

         Our future operating results depend on our ability to integrate the operations of our recently acquired dealerships, as well as dealerships we acquire in the future, with our existing operations. In particular, we need to integrate our systems, procedures and structures, which can be difficult. Our growth strategy has focused on the pursuit of strategic acquisitions that either expand or complement our business. We acquired 19 dealerships in 1998, 72 during 1999 and 10 to date in 2000.

         We cannot assure you that we will effectively and profitably integrate the operations of these dealerships without substantial costs, delays or operational or financial problems, including as a result of:

         o the difficulties of managing operations located in geographic areas where we have not previously operated;

         o the management time and attention required to integrate and manage newly acquired dealerships;

         o        the difficulties of assimilating and retaining employees; and

         o        the challenges of keeping customers.

         These factors could have a material adverse effect on our financial condition and results of operations.

Risks associated with acquisitions may hinder our ability to increase revenues and earnings.

         The automobile retailing industry is considered a mature industry in which minimal growth is expected in industry unit sales. Accordingly, our future growth depends in large part on our ability to acquire additional dealerships, as well as on our ability to manage expansion, control costs in our operations and consolidate both completed and anticipated dealership acquisitions into existing operations. In pursuing a strategy of acquiring other dealerships, we face risks commonly encountered with growth through acquisitions. These risks include, but are not limited to:

         o incurring significantly higher capital expenditures and operating expenses;

         o failing to assimilate the operations and personnel of the acquired dealerships;

         o        entering new markets with which we are unfamiliar;

         o        potential undiscovered liabilities at acquired dealerships;

         o        disrupting our ongoing business;

         o        diverting our limited management resources;

         o        failing to maintain uniform standards, controls and policies;

         o impairing relationships with employees, manufacturers and customers as a result of changes in management;

         o causing increased expenses for accounting and computer systems, as well as integration difficulties; and

         o failure to obtain a manufacturer's consent to the acquisition of one or more of its dealership franchises.

         We may not adequately anticipate all of the demands that our growth will impose on our systems, procedures and structures, including our financial and reporting control systems, data processing systems and management structure. If we cannot adequately anticipate and respond to these demands, our business could be materially harmed.

         Failure to retain qualified management personnel at any acquired dealership may increase the risk associated with integrating the acquired dealership. Installing new computer systems has disrupted existing operations in the past as management and salespersons adjust to new technologies. We cannot assure you that we will overcome these risks or any other problems encountered with our acquisitions, including our 1998, 1999 and 2000 acquisitions.

Automobile manufacturers exercise significant control over our operations, and we are dependent on them to operate our business.

         Each of our dealerships operates pursuant to a franchise agreement with the applicable automobile manufacturer or manufacturer authorized distributor. We are significantly dependent on our relationships with these manufacturers. Without a franchise agreement, we cannot obtain new vehicles from a manufacturer.

         Vehicles manufactured by the following manufacturers accounted for the indicated approximate percentage of our new vehicle revenue for the nine months ended September 30, 2000:

                                          Percentage of Historical
                                           New Vehicle Revenues for
                                            the Nine Months ended
             Manufacturer                   September 30, 2000
             ------------                   ------------------
                Honda                             14.6%
                Ford                              13.8%
                Chrysler                          12.3%
                General Motors                    10.9%
                BMW                               10.1%
                Toyota                             8.5%
                Nissan                             6.4%
                Lexus                              5.0%

         No other manufacturer accounted for more than 5% of our new vehicle sales during the first six months of 2000. A significant decline in the sale of Honda, Ford, Chrysler, General Motors ("GM"), BMW, Toyota, Nissan or Lexus new vehicles could have a material adverse effect on our revenue and profitability.

         Manufacturers exercise a great degree of control over the operations of our dealerships. Each of our franchise agreements provides for termination or non-renewal for a variety of causes, including any unapproved change of ownership or management and other material breaches of the franchise agreements. Manufacturers may also have a right of first refusal if we seek to sell dealerships. We believe that we will be able to renew at expiration all of our existing franchise agreements.

         o We cannot assure you that any of our existing franchise agreements will be renewed or that the terms and conditions of such renewals will be favorable to us.

         o If a manufacturer is allowed under state franchise laws to terminate or decline to renew one or more of our significant franchise agreements, this action could have a material adverse effect on our results of operations.

         o Actions taken by manufacturers to exploit their superior bargaining position in negotiating the terms of renewals of franchise agreements or otherwise could also have a material adverse effect on our results of operations.

         o Manufacturers allocate their vehicles among dealerships generally based on the sales history of each dealership. Consequently, we also depend on the manufacturers to provide us with a desirable mix of popular new vehicles. These popular vehicles produce the highest profit margins and tend to be the most difficult to obtain from the manufacturers.

         o Our dealerships depend on the manufacturers for certain sales incentives, warranties and other programs that are intended to promote and support dealership new vehicle sales. Manufacturers have historically made many changes to their incentive programs during each year. A reduction or discontinuation of a manufacturer's incentive programs may materially adversely affect our profitability. Some of these programs include:

                  o        customer rebates on new vehicles;

                  o        dealer incentives on new vehicles;

                  o        special financing or leasing terms;

                  o        warranties on new and used vehicles; and

                  o sponsorship of used vehicle sales by authorized new vehicle dealers.

Adverse conditions affecting one or more manufacturers may negatively impact our profitability.

         The success of each of our dealerships depends to a great extent on the manufacturers':

         o        financial condition;

         o        marketing;

         o        vehicle design;

         o        production capabilities;

         o        management; and

         o        labor relations.

         Nissan, Dodge (a Chrysler brand) and Volvo have had significant difficulty in the U.S. market in the recent past. If any of our manufacturers, particularly Honda, Ford, Chrysler, GM, BMW, Toyota, Nissan, or Lexus were unable to successfully design, manufacture, deliver and market their vehicles, the manufacturer's reputation and our ability to sell the manufacturer's vehicles could be adversely affected.

         Events such as strikes and other labor actions by unions, or negative publicity concerning a particular manufacturer or vehicle model, may materially and adversely affect our results of operations. Similarly, the delivery of vehicles from manufacturers later than scheduled, which may occur particularly during periods when new products are being introduced, can reduce our sales. Although, we have attempted to lessen our dependence on any one manufacturer by establishing dealer relationships with a number of different domestic and foreign automobile manufacturers, adverse conditions affecting manufacturers, Honda, Ford, Chrysler, GM, BMW, Toyota, Nissan or Lexus in particular, could have a material adverse effect on our results of operations. For example, in June 1998, the United Auto Workers went on strike at two GM facilities in Flint, Michigan. The strike lasted 53 days, causing 27 GM manufacturing facilities to shut down during the strike and severely affecting production of GM vehicles during the strike. In the event of another strike, we may need to purchase inventory from other automobile dealers at prices higher than we would be required to pay to the affected manufacturer in order to carry an adequate level and mix of inventory. Consequently, strikes or other adverse labor actions could materially adversely affect our profitability.

Manufacturer stock ownership/issuance restrictions limit our ability to issue additional equity to meet our financing needs.

         Standard automobile franchise agreements prohibit transfers of any ownership interests of a dealership and its parent and, therefore, often do not by their terms accommodate public trading of the capital stock of a dealership or its parent. Our manufacturers have agreed to permit trading in Sonic's Class A common stock. A number of manufacturers impose restrictions on the transferability of the Class A common stock.

         o        Honda may force the sale of our Honda or Acura franchises if
                  (1) an automobile manufacturer or distributor acquires securities having 5% or more of the voting power of Sonic's securities, (2) an individual or entity that has either a felony criminal record or a criminal record relating solely to dealings with an automobile manufacturer, distributor or dealership acquires securities having 5% or more of the voting power of Sonic's securities or (3) any individual or entity acquires securities having 20% or more of the voting power of Sonic's securities and Honda reasonably deems such acquisition to be detrimental to Honda's interests in any material respect.

         o Ford may cause us to sell or resign from one or more of our Ford, Lincoln or Mercury franchises if any person or entity (other than O. Bruton Smith and any entity controlled by him) acquires or has a binding agreement to acquire securities having 50% or more of the voting power of Sonic's securities.

         o GM, Toyota and Nissan Motor Corporation In U.S.A. may force the sale of their respective franchises if 20% of more of Sonic's voting securities are similarly acquired.

         o Chrysler requires prior approval of any future sales that would result in a change in voting or managerial control of Sonic.

         o Mercedes requires 60 days advance notice to approve any acquisition of 20% or more of Sonic's voting securities.

         o Volkswagen has approved the sale of no more than 25% of the voting control of Sonic, and any future changes in ownership or transfers among Sonic's current stockholders that could affect the voting or managerial control of Sonic's Volkswagen franchise subsidiaries requires the prior approval of Volkswagen.

Other manufacturers may impose similar or more limiting restrictions.

         Our lending arrangements also require that holders of Sonic's Class B common stock maintain voting control over Sonic. We are unable to prevent our stockholders from transferring shares of our common stock, including transfers by holders of the Class B common stock. If such transfer results in a change in control of Sonic, it could result in the termination or non-renewal of one or more of our franchise agreements and a default under our credit arrangements. Moreover, these issuance limitations may impede our ability to raise capital through additional equity offerings or to issue our stock as consideration for future acquisitions.

Manufacturers' restrictions on acquisitions could limit our future growth.

         We are required to obtain the consent of the applicable manufacturer before the acquisition of any additional dealership franchises. We cannot assure you that manufacturers will grant such approvals, although the denial of such approval may be subject to certain state franchise laws. Jaguar declined to consent to our proposed 1997 acquisitions of franchises associated with dealerships in Chattanooga, Tennessee and Greenville, South Carolina, and we subsequently agreed with Jaguar not to acquire any Jaguar franchise until August 3, 2001.

         Obtaining manufacturer consent for acquisitions could also take a significant amount of time. Obtaining manufacturer approval for each of our completed acquisitions has taken approximately three to five months. We believe that manufacturer approvals of subsequent acquisitions from manufacturers with which we have previously completed applications and agreements may take less time, although we cannot provide you with assurances to that effect. In addition, under an applicable franchise agreement or under state law, a manufacturer may have a right of first refusal to acquire a dealership in the event we seek to acquire that dealership franchise.

         If we experience delays in obtaining, or fail to obtain, manufacturer approvals for dealership acquisitions, our growth strategy could be materially adversely affected. In determining whether to approve an acquisition, the manufacturers may consider many factors, including:

         o        our management's moral character;

         o the business experience of the post-acquisition dealership management;

         o        our financial condition;

         o        our ownership structure; and

         o manufacturer-determined consumer satisfaction index (CSI) scores.

         In addition, a manufacturer may seek to limit the number of its dealerships that we may own, our national market share of that manufacturer's products or the number of dealerships we may own in a particular geographic area. These restrictions may not be enforceable under state franchise laws.

         o In September 1999, Ford and Sonic signed a new framework agreement. The agreement places the following restrictions on our ability to acquire Ford or Lincoln Mercury dealerships:

                  o We may not acquire additional Ford or Lincoln Mercury dealerships unless we continue to satisfy Ford's requirement that 80% of our Ford dealerships meet Ford's performance criteria. Beyond that, we may not make an acquisition that would result in our owning Ford or Lincoln Mercury dealerships with sales exceeding 5% of the total Ford or total Lincoln Mercury retail sales of new vehicles in the United States for the preceding calendar year.

                  o We may not acquire additional Ford or Lincoln Mercury dealerships in a particular state if such an acquisition would result in our owning Ford or Lincoln Mercury dealerships with sales exceeding 5% of the total Ford or total Lincoln Mercury retail sales of new vehicles in that state for the preceding calendar year.

                  o We may not acquire additional Ford dealerships in a Ford-defined market area if such an acquisition would result in our owning more than one Ford dealership in a market having a total of three or less Ford dealerships or owning more than 25% of the Ford dealerships in a market having a total of four or more Ford dealerships. An identical market area restriction applies for Lincoln Mercury dealerships.

         o In September 1999, Honda and Sonic signed a new framework agreement. This framework agreement limits the number of Honda and Acura dealerships that we may own on a national level, in each Honda and Acura-defined geographic zone, and in each Honda-defined metropolitan market. Nationally, the limitations on Honda dealerships owned by us are based on specified percentages of total Honda unit sales in the United States. In Honda-defined geographic zones, the limitations on Honda dealerships owned by us are based on specified percentages of total Honda unit sales in each of 10 Honda-defined geographic zones. In Honda-defined metropolitan markets, the limitations on Honda dealerships owned by us are specified numbers of dealerships in each market, which numerical limits vary based mainly on the total number of Honda dealerships in a particular market. For Acura, we may own no more than (1) two Acura dealerships in a Honda-defined metropolitan market, (2) three Acura dealerships in any one of six Honda-defined geographic zones and (3) five Acura dealerships nationally.

         o Toyota currently restricts the number of dealerships that may be owned by any one group to seven Toyota and three Lexus dealerships nationally and restricts the number of dealerships that may be owned to (1) the greater of one dealership, or 20% of the Toyota dealer count in a Toyota-defined "Metro" market,
                  (2) the lesser of five dealerships or 5% of the Toyota dealerships in any Toyota region (currently 12 geographic regions) and (3) two Lexus dealerships in any one of the four Lexus geographic areas. Toyota further requires that at least nine months elapse between acquisitions.

         o Mercedes restricts any company from owning Mercedes dealerships with sales of more than 3% of total sales of Mercedes vehicles in the U.S. during the previous calendar year.

         o GM currently limits the maximum number of GM dealerships that we may acquire to 50% of the GM dealerships, by brand line, in a GM-defined geographic market area having multiple GM dealers.

         o Subaru limits us to no more than two Subaru dealerships within certain designated market areas, four Subaru dealerships within its Mid-America region and 12 dealerships within Subaru's entire area of distribution.

         o BMW prohibits publicly held companies from owning BMW dealerships representing more than 5% of all BMW sales in the U.S. or more than 50% of BMW dealerships in a given metropolitan market. We believe we are currently at BMW's national sales limitation.

         o Toyota, Honda and Mercedes also prohibit the coupling of a franchise with any other brand without their consent.

         o        Honda also prohibits ownership of contiguous dealerships.

         As a condition to granting their consent to our acquisitions, a number of manufacturers required additional restrictions. These agreements principally restrict:

         o material changes in our company or extraordinary corporate transactions such as a merger, sale of a material amount of assets or change in our board of directors or management that could have a material adverse effect on the manufacturer's image or reputation or could be materially incompatible with the manufacturer's interests;

         o the removal of a dealership general manager without the consent of the manufacturer; and

         o the use of dealership facilities to sell or service new vehicles of other manufacturers.

In addition, manufacturer consent to our acquisitions may impose conditions, such as requiring facilities improvements by us at the acquired dealership.

         If we are unable to comply with these restrictions, we generally:

         o must sell the assets of the dealerships to the manufacturer or to a third party acceptable to the manufacturer; or

         o        terminate the dealership agreements with the manufacturer.

Other manufacturers may impose other and more stringent restrictions in connection with future acquisitions.

         We currently own the following number of franchises for the following manufacturers:

Manufacturer                       Number of Franchises            Manufacturer                    Number of Franchises

Dodge                              12                              Lincoln                         4
Honda                              11                              Mercedes                        4
BWM                                10                              Mitsubishi                      3
Ford                               10                              GMC                             3
Nissan                             10                              Hyundai                         3
Chevrolet                          10                              Isuzu                           3
Cadillac                           10                              KIA                             3
Volvo                              9                               Pontiac                         3
Oldsmobile                         7                               Audi                            2
Chrysler                           7                               Infiniti                        2
Jeep                               7                               Range Rover                     2
Plymouth                           7                               Porsche                         2
Toyota                             7                               Acura                           1
Volkswagen                         6                               Buick                           1
Mercury                            5                               Subaru                          1
Lexus                              4                                                             -----
                                                                                                  169

Our failure to meet a manufacturer's consumer satisfaction requirements may adversely affect our ability to acquire new dealerships and our profitability.

         Many manufacturers attempt to measure customers' satisfaction with their sales and warranty service experiences through systems which vary from manufacturer to manufacturer, but which are generally known as "CSI." These manufacturers may use a dealership's CSI scores as a factor in evaluating applications for additional dealership acquisitions. The components of CSI have been modified by various manufacturers from time to time in the past, and we cannot assure you that these components will not be further modified or replaced by different systems in the future. To date, we have not been materially adversely affected by these standards and have not been denied approval of any acquisition based on low CSI scores, except for Jaguar's refusal to approve our acquisition of a Chattanooga Jaguar franchise in 1997. However, we cannot assure you that we will be able to comply with these standards in the future. A manufacturer may refuse to consent to an acquisition of one of its franchises if it determines our dealerships do not comply with the manufacturer's CSI standards. This could materially adversely affect our acquisition strategy. In addition, we receive payments from the manufacturers based, in part, on CSI scores, which could be materially adversely affected if our CSI scores decline.

There are limitations on our financial resources available for acquisitions.

         We intend to finance our acquisitions with cash generated from operations, through issuances of our stock or debt securities and through borrowings under credit arrangements.

         o We cannot assure you that we will be able to obtain additional financing by issuing stock or debt securities.

         o Using cash to complete acquisitions could substantially limit our operating or financial flexibility.

         o If we are unable to obtain financing on acceptable terms, we may be required to reduce the scope of our presently anticipated expansion, which could materially adversely affect our growth strategy.

         We estimate that we currently have approximately $10.6 million available for additional borrowings under the 2000 Revolving Facility, based on a borrowing base calculated on the basis of our receivables, inventory and equipment and a pledge of certain additional collateral by an affiliate of Sonic (which borrowing base was $431.7 million of the $500.0 million facility at September 30, 2000).

         In addition, we are dependent to a significant extent on our ability to finance our inventory. Automotive retail inventory financing involves significant sums of money in the form of "floor plan financing." Floor plan financing is how a dealership finances its purchase of new vehicles from a manufacturer. The dealership borrows money to buy a particular vehicle from the manufacturer and pays off the loan when it sells that particular vehicle, paying interest during this period. We must obtain new floor plan financing or obtain consents to assume such financing in connection with our acquisition of dealerships. As of September 30, 2000, we had approximately $540.9 million of floor plan indebtedness outstanding, of which $384.4 million was under the Ford Floor Plan Facility, $131.4 million was under the Chrysler Floor Plan Facility and $25.1 million was under the GMAC Floor Plan Facility.

         Substantially all the assets of our dealerships are pledged to secure this floor plan indebtedness. In addition, substantially all the real property and assets of our subsidiaries that are constructing new dealerships are pledged under our newly obtained Mortgage Facility. These pledges may impede our ability to borrow from other sources.

         Finally, because Ford Motor Credit is associated with Ford, any deterioration of our relationship with one could adversely affect our relationship with the other. The same is true of our relationships with Chrysler and Chrysler Financial, as well as GM and GMAC.

Although our officers and directors have previously facilitated our acquisition financing, we cannot assure you that these individuals will be willing or able to assist in our financing needs in the future.

         O. Bruton Smith, our Chief Executive Officer and Chairman of the Board, previously guaranteed our credit facilities and other financing arrangements to facilitate our acquisitions. Mr. Smith may be unwilling to make any such commitments in the future if such commitments are needed.

         Mr. Smith initially guaranteed obligations under the Revolving Facility. Such obligations were further secured with a pledge of shares of common stock of Speedway Motorsports, Inc. owned by Sonic Financial Corporation, a corporation controlled by Mr. Smith ("SFC"), having an estimated value at the time of pledge of approximately $50.0 million (the "Revolving Pledge"). When the Revolving Facility's borrowing limit was increased to $75.0 million in 1997, Mr. Smith's personal guarantee of Sonic's obligations under the Revolving Facility was released, although the Revolving Pledge remained in place. Mr. Smith was also required by Ford Motor Credit to lend $5.5 million (the "Subordinated Smith Loan") to Sonic to increase our capitalization because the net proceeds from our November 1997 initial public offering were significantly less than expected. In August 1998, Ford Motor Credit released the Revolving Pledge. In November 1999, Ford Motor Credit further increased the borrowing limit under the 1999 Revolving Facility to $350.0 million subject to a borrowing base calculated on the basis of our receivables, inventory and equipment and a pledge by SFC of 5.0 million shares of Speedway Motorsports, Inc. common stock. The 2000 Revolving Facility is subject to a similar borrowing base, including SFC's continuing pledge of Speedway Motorsports, Inc. stock.

         Before our acquisition of FirstAmerica, Mr. Smith guaranteed the obligations of FirstAmerica under FirstAmerica's new acquisition line of credit with Ford Motor Credit. FirstAmerica obtained this new financing to enable it to complete its then pending acquisitions. The borrowing limit on this credit facility was approximately $138 million. Mr. Smith had guaranteed approximately $107 million of this amount, which guarantee was secured by a pledge of 5.0 million shares of Speedway Motorsports, Inc. common stock owned by SFC. We assumed FirstAmerica's obligations to Ford Motor Credit under our 1999 Revolving Facility when we acquired FirstAmerica. Mr. Smith's secured guarantee in favor of Ford Motor Credit guaranteed a portion of our obligations under the 1999 Revolving Facility. Under the 2000 Revolving Facility, Mr. Smith did not provide a guarantee in favor of the lenders, but SFC continues to pledge Speedway Motorsports, Inc. stock as collateral. We cannot assure you that Mr. Smith will be willing or able to provide similar guarantees or credit support in the future to facilitate Sonic's future acquisitions.

Automobile retailing is a mature industry with limited growth potential in new vehicle sales, and our acquisition strategy will affect our revenues and earnings.

         The United States automobile dealership industry is considered a mature industry in which minimal growth is expected in unit sales of new vehicles. As a consequence, growth in our revenues and earnings is likely to be significantly affected by our success in acquiring and integrating dealerships and the pace and size of such acquisitions.

High competition in automobile retailing reduces our profit margins on vehicle sales. Further, the use of the Internet in the car purchasing process could materially adversely affect us.

         Automobile retailing is a highly competitive business with approximately 22,400 franchised automobile dealerships in the United States at the end of 1999. Our competition includes:

         o Franchised automobile dealerships selling the same or similar makes of new and used vehicles that we offer in our markets and sometimes at lower prices than we offer. Some of these dealer competitors may be larger and have greater financial and marketing resources than we do;

         o        Other franchised dealers;

         o        Private market buyers and sellers of used vehicles;

         o        Used vehicle dealers;

         o Internet-based vehicle brokers that sell vehicles obtained from franchised dealers directly to consumers;

         o        Service center chain stores; and

         o        Independent service and repair shops.

         Our financing and insurance business and other related businesses, which provide higher contributions to our earnings than sales of new and used vehicles, are subject to strong competition from various financial institutions and other third parties. This competition is increasing as these products are now being marketed and sold over the Internet.

         Gross profit margins on sales of new vehicles have been generally declining since 1986. We do not have any cost advantage in purchasing new vehicles from manufacturers, due to economies of scale or otherwise. We typically rely on advertising, merchandising, sales expertise, service reputation and dealership location to sell new vehicles. The following factors could have a significant impact on our business:

         o The Internet has become a significant part of the sales process in our industry. Customers are using the Internet to compare pricing for cars and related financing and insurance services, which may further reduce margins for new and used cars and profits for related financing and insurance services. In addition, CarsDirect.com and others are selling vehicles over the Internet without the benefit of having a dealership franchise, although they must currently source their vehicles from a franchised dealer. CarsDirect.com has entered into an alliance with United Auto Group to facilitate their sourcing of vehicles. Also, AutoNation is selling vehicles for its new car dealerships through its AutoNationDirect.com web site. If Internet new vehicle sales are allowed to be conducted without the involvement of franchised dealers, our business could be materially adversely affected. In addition, other franchise groups have aligned themselves with Internet car sellers or are spending significant sums on developing their own Internet capabilities, which could materially adversely affect our business.

         o Ford has entered into joint ventures to acquire dealerships in various cities in the United States, and Saturn has acquired some of its dealerships. GM, which previously announced similar intentions, has cancelled its initiative in this area. Other manufacturers may directly enter the retail market in the future. Our revenues and profitability could be materially adversely affected by manufacturers' direct retailing efforts.

         o The increased popularity of short-term vehicle leasing also has resulted, as these leases expire, in a large increase in the number of late model vehicles available in the market, which puts added pressure on new and used vehicle margins.

         o Some of our competitors may be capable of operating on smaller gross margins than we are, and the on-line auto brokers have been operating at a loss.

         o As we seek to acquire dealerships in new markets, we may face increasingly significant competition as we strive to gain market share through acquisitions or otherwise. This competition includes other large dealer groups and dealer groups that have publicly traded equity.

         Our franchise agreements do not grant us the exclusive right to sell a manufacturer's product within a given geographic area. Our revenues or profitability could be materially adversely affected if any of our manufacturers award franchises to others in the same markets where we operate, although certain state franchise laws may limit such activities by the manufacturers. A similar adverse effect could occur if existing competing franchised dealers increase their market share in our markets. Our gross margins may decline over time as we expand into markets where we do not have a leading position. These and other competitive pressures could materially adversely affect our results of operations.

The cyclical and local nature of automobile sales may adversely affect our profitability.

         The automobile industry is cyclical and historically has experienced periodic downturns characterized by oversupply and weak demand. Many factors affect the industry, including general economic conditions and consumer confidence, the level of discretionary personal income, interest rates and credit availability. For example, recent interest rate increases and other factors have impacted the market and have reduced the seasonally adjusted annualized selling rate of new cars since the beginning of the year.

         Future recessions may have a material adverse effect on our business. In addition, significant changes in interest rates may significantly impact our car sales since many car buyers finance their purchases. Furthermore, higher gasoline prices may lead to a reduction in automobile purchases or a shift in buying patterns from luxury/SUV models (which typically provide high profit margins to retailers) to smaller, more economical vehicles (which typically have lower margins).

         Local economic, competitive and other conditions also affect the performance of dealerships. Our dealerships currently are located in the Atlanta, Baltimore, Birmingham, Charleston, Charlotte, Chattanooga, Columbia, Columbus, Dallas, Daytona Beach, Fort Myers, Greenville/Spartanburg, Houston, Las Vegas, Los Angeles, Mobile/Pensacola, Montgomery, Nashville, San Diego, San Francisco, San Jose/Silicon Valley, Tampa/Clearwater, Tulsa and Washington, D.C. markets. We intend to pursue acquisitions outside of these markets, but our operational focus is on our current markets. As a result, our results of operations depend substantially on general economic conditions and consumer spending habits in the Southeast and Northern California and, to a lesser extent, the Houston and Columbus markets. Sales in our Northern California market represented 15.7% of our sales for the nine months ended September 30, 2000. Our results of operations also depend on other factors, such as tax rates and state and local regulations specific to Alabama, California, Florida, Georgia, Maryland, Nevada, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas and Virginia. Sonic may not be able to expand geographically and any such expansion may not adequately insulate it from the adverse effects of local or regional economic conditions.

We can offer you no assurances that we will be able to continue executing our acquisition strategy without the costs of future acquisitions escalating.

         Although there are many potential acquisition candidates that fit our acquisition criteria, we cannot assure you that we will be able to consummate any such transactions in the future or identify those candidates that would result in the most successful combinations, or that future acquisitions will be able to be consummated at acceptable prices and terms. In addition, increased competition for acquisition candidates could result in fewer acquisition opportunities for us and higher acquisition prices. The magnitude, timing, pricing and nature of future acquisitions will depend upon various factors, including:

o        the availability of suitable acquisition candidates;

o        competition with other dealer groups for suitable acquisitions;

o        the negotiation of acceptable terms;

o        our financial capabilities;

o        our stock price;

o        the availability of skilled employees to manage the acquired companies;
         and

o        general economic and business conditions.

         We may be required to file applications and obtain clearances under applicable federal antitrust laws before completing an acquisition. These regulatory requirements may restrict or delay our acquisitions, and may increase the cost of completing acquisitions.

The operating condition of acquired businesses cannot be determined accurately until we assume control.

         Although we conduct what we believe to be a prudent level of investigation regarding the operating condition of the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual operating condition of these businesses. Until we actually assume operating control of such assets, we may not be able to ascertain the actual value of the acquired entity.

Additional shares eligible for future sale could have an adverse effect on the market price of our Class A common stock.

         The market price of our Class A common stock could be adversely affected by the availability for public sale of up to 23,395,444 shares held or issuable on December 12, 2000, including:


                       Number of Shares of                         Manner of Holding and/or Issuance
                      Class A Common Stock

                         12,250,000 (1)                            Issuable on conversion of 12,250,000 shares of our Class B common stock owned by existing stockholders of Sonic. These shares of Class A common stock are subject to certain
                                                                   piggyback registration rights.

                            242,782 (1)                            Issuable on exercise of warrants issued in our business
                                                                   acquisitions.

                             29,384 (1)(2)                         Issuable on conversion of outstanding shares of our Class A convertible preferred stock that were issued in our business acquisitions.

                          5,482,270                                Issued in our business acquisitions and currently registered for sale under the Securities Act pursuant to a shelf registration.



                          4,716,885                                Issuable on exercise of options granted under our 1997 Stock
                                                                   Option Plan. All such shares are registered for sale under the
                                                                   Securities Act.

                            229,091                                Issuable on exercise of options granted under our employee stock purchase plans.  All such shares are registered for
                                                                   sale under the Securities Act.

                            335,032                                Issuable on exercise of options granted under our Amended and
                                                                   Restated FirstAmerica Automotive 1997 Stock Option Plan. All such shares are registered for sale under the Securities Act.

                            110,000                                Issuable on exercise of options granted under our Directors
                                                                   Formula Stock Option Plan. All such shares are registered for sale under the Securities Act.


(1) All such shares are "restricted securities" as defined in Rule 144 under the Securities Act and may be resold in compliance with Rule 144.
(2) The number of shares of Class A common stock issuable upon conversion of outstanding shares of our preferred stock is an estimate based on the assumption that the average of the daily closing prices for the Class A common stock on the New York Stock Exchange for the 20 consecutive trading days ending on trading day before such conversion was $7.744 per share. This number is subject to adjustment based on the common stock price on the date of conversion and could be materially more or less than this estimated amount depending on factors that we cannot presently determine. These factors include the future market price of the Class A common stock and the decisions of the holders of the preferred stock as to when to convert their shares of preferred stock. Generally, such issuances of Class A common stock will vary inversely with the market price of the Class A common stock.

         In connection with pending acquisitions, we have agreed to issue approximately $2.0 million in Class A common stock and approximately $4.6 million in liquidation value of preferred stock. Approximately $4.6 million in value of these securities will have registration rights, all of which shares will be subject to prohibitions on resales for the six months after their issuance. We intend in our business acquisitions to issue additional shares of equity securities that may have registration rights as well as be eligible for resale under Rule 144. The resale of substantial amounts of Class A common stock, or the perception that such resales may occur, could materially and adversely affect the prevailing market prices for the Class A common stock and our ability to raise equity capital in the future.

Potential conflicts of interest between Sonic and its officers could adversely affect our future performance.

         O. Bruton Smith serves as the chairman and chief executive officer of Speedway Motorsports Inc. Accordingly, Sonic competes with Speedway Motorsports Inc. for the management time of Mr. Smith. Under his employment agreement with Sonic, Mr. Smith is required to devote approximately 50% of his business time to our business. The remainder of his business time may be devoted to other entities, including Speedway Motorsports Inc.

         Sonic has in the past and will likely in the future enter into transactions with Mr. Smith, entities controlled by Mr. Smith or other affiliates of Sonic. For example, Sonic previously entered into property transactions with MMR Holdings, L.L.C. and its subsidiaries (the "MMR Group"). The MMR Group was owned, directly and indirectly, and controlled by Mr. Smith. On August 13, 1999, Mr. Smith and SFC sold the ownership of the MMR Group to CAR MMR L.L.C. ("CAR MMR"), an affiliate of Capital Automotive REIT, which is unaffiliated with Sonic or Mr. Smith. The MMR Group owned 50 properties leased to 42 Sonic dealerships at the time of the MMR Group sale. As a part of the sale of the MMR Group, Mr. Smith and SFC signed agreements with Sonic to induce Sonic to sign its agreement with CAR MMR. Mr. Smith and SFC, under these agreements, agreed to pay approximately $2.5 million to Sonic, which amount represented Mr. Smith's and SFC's profits on the sale of the MMR Group less their expenses in selling the MMR Group and a 14% annual return on their initial investment in the MMR Group, net of any advances previously made by Sonic to the MMR Group.

         We believe that all of our existing arrangements with affiliates are as favorable to us as if the arrangements were negotiated between unaffiliated parties, although such transactions have neither been independently verified in that regard nor are likely to be so verified in the future. Potential conflicts of interest could arise in the future between Sonic and its officers or directors in the enforcement, amendment or termination of arrangements existing between them.

         Under Delaware law generally, a corporate insider is precluded from acting on a business opportunity in his individual capacity if that opportunity is

   (1) one which the corporation is financially able to undertake,

   (2) is in the line of the corporation's business,

   (3) is of practical advantage to the corporation, and

   (4) is one in which the corporation has an interest or reasonable expectancy.

Accordingly, our corporate insiders are generally prohibited from engaging in new dealership-related business opportunities outside of Sonic unless a majority of Sonic's disinterested directors decide that such opportunities are not in our best interest.

         Sonic's charter contains provisions providing that transactions between Sonic and its affiliates must be no less favorable to Sonic than would be available in similar transactions with an unrelated third party. Moreover, any such transactions involving aggregate payments in excess of $500,000 must be approved by a majority of Sonic's directors and a majority of its independent directors. Otherwise, Sonic must obtain an opinion as to the financial fairness of the transaction to be issued by an investment banking or appraisal firm of national standing. In addition, the terms of the Revolving Facility and Sonic's existing senior subordinated notes restrict transactions with affiliates in a manner similar to Sonic's charter restrictions.

Lack of majority of independent directors could result in conflicts between us and our management and majority stockholders that may reduce our future performance.

         Independent directors do not constitute a majority of our board, and our board may not have a majority of independent directors in the future. Without a majority of independent directors, Sonic's executive officers, principal stockholders and directors could establish policies and enter into transactions without independent review and approval, subject to certain restrictions under our charter. These policies and transactions could present the potential for a conflict of interest between Sonic and its minority stockholders and the controlling officers, stockholders or directors.

The loss of key personnel and limited management and personnel resources could adversely affect our operations and growth.

         Our success depends to a significant degree upon the continued contributions of Sonic's management team, particularly its senior management, and service and sales personnel. Several of our senior executives' employment agreements will expire in 2000. We intend to renegotiate these agreements. We believe, but cannot assure you, that we will be successful in retaining these executives. The loss of any of these executives may have a material adverse effect on our operations. Additionally, manufacturer franchise agreements may require the prior approval of the applicable manufacturer before any change is made in franchise general managers. We do not have employment agreements with most of our dealership managers and other key dealership personnel. Consequently, the loss of the services of one or more of these key employees could have a material adverse effect on our results of operations.

         In addition, we may need to hire additional managers as we expand. The market for qualified employees in the industry and in the regions in which we operate, particularly for general managers and sales and service personnel, is highly competitive and may subject us to increased labor costs during periods of low unemployment. The loss of the services of key employees or the inability to attract additional qualified managers could have a material adverse effect on our results of operations. In addition, the lack of qualified management or employees employed by potential acquisition candidates may limit our ability to consummate future acquisitions.

Seasonality of the automotive retail business adversely affects first quarter revenues.

         Our business is seasonal, with a disproportionate amount of revenues received generally in the second, third and fourth fiscal quarters.

Import product restrictions and foreign trade risks may impair our ability to sell foreign vehicles profitably.

         Some of the vehicles and major components of vehicles we sell are manufactured in foreign countries. Accordingly, we are subject to the import and export restrictions of various jurisdictions and are dependent to some extent upon general economic conditions in, and political relations with, a number of foreign countries, particularly Germany, Japan and Sweden. Fluctuations in currency exchange rates may also adversely affect our sales of vehicles produced by foreign manufacturers. Imports into the United States may also be adversely affected by increased transportation costs and tariffs, quotas or duties.

Governmental regulation and environmental regulation compliance costs may adversely affect our profitability.

         We are subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements and consumer protection laws. The violation of these laws and regulations can result in civil and criminal penalties against us or in a cease and desist order against our operations if we are not in compliance. Our future acquisitions may also be subject to regulation, including antitrust reviews. We believe that we comply in all material respects with all laws and regulations applicable to our business, but future regulations may be more stringent and require us to incur significant additional costs.

         Our facilities and operations are also subject to federal, state and local laws and regulations relating to environmental protection and human health and safety, including those governing wastewater discharges, air emissions, the operation and removal of underground and aboveground storage tanks, the use, storage, treatment, transportation, release, recycling and disposal of solid and hazardous materials and wastes and the cleanup of contaminated property or water. We may be required by these laws to pay the full amount of the costs of investigation and/or remediation of contaminated properties, even if we are not at fault for disposal of the materials or if such disposal was legal at the time. People who may be found liable under these laws and regulations include the present or former owner or operator of a contaminated property and companies that generated, transported, disposed of or arranged for the transportation or disposal of hazardous substances found at the property.

         Our past and present business operations are subject to environmental laws and regulations governing the use, storage, handling, recycling and disposal of hazardous or toxic substances such as new and waste motor oil, oil filters, transmission fluid, antifreeze, freon, new and waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline and diesel fuels. We are also subject to laws and regulations relating to underground storage tanks that exist or used to exist at many of our properties. Like many of our competitors, we have incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations. In addition, soil and groundwater contamination exists at certain of our properties. We cannot assure you that our other properties have not been or will not become similarly contaminated. In addition, we could become subject to potentially material new or unforeseen environmental costs or liabilities because of our acquisitions.

         Environmental laws and regulations, including those governing air emissions and underground storage tanks, could require compliance with new or more stringent standards that are imposed in the future. We cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist in the future. Consequently, we may be required to make substantial expenditures in the future.

Concentration of voting power and antitakeover provisions of our charter, Delaware law and our dealer agreements may reduce the likelihood of any potential change of control of Sonic.

         Sonic's common stock is divided into two classes with different voting rights. This dual class stock ownership allows the present holders of the Class B common stock to control Sonic. Holders of Class A common stock have one vote per share on all matters. Holders of Class B common stock have 10 votes per share on all matters, except that they have only one vote per share on any transaction proposed by the Board of Directors or a Class B common stock holder or otherwise benefiting the Class B common stock holders constituting a:

         (1) "going private" transaction;

         (2) disposition of substantially all of our assets;

         (3) transfer resulting in a change in the nature of our business; or

         (4) merger or consolidation in which current holders of common stock would own less than 50% of the common stock following such transaction.

         The holders of Class B common stock currently hold less than a majority of Sonic's outstanding common stock, but a majority of Sonic's voting power. This may prevent or discourage a change of control of Sonic even if such action were favored by holders of Class A common stock.

         Sonic's charter and bylaws make it more difficult for its stockholders to take corporate actions at stockholders' meetings. In addition, options under our 1997 Stock Option Plan become immediately exercisable on a change in control. Also, Delaware law makes it difficult for stockholders who have recently acquired a large interest in a company to consummate a business transaction with the company against its directors' wishes. Finally, restrictions imposed by our dealer agreements may impede or prevent any potential takeover bid. Generally, our franchise agreements allow the manufacturers the right to terminate the agreements upon a change of control of our company and impose restrictions upon the transferability of any significant percentage of our stock to any one person or entity who may be unqualified, as defined by the manufacturer, to own one of its dealerships. The inability of a person or entity to qualify with one or more of our manufacturers may prevent or seriously impede a potential takeover bid. These agreements, corporate documents and laws, as well as provisions of our lending arrangements creating an event of default on a change in control, may have the effect of delaying or preventing a change in control or preventing stockholders from realizing a premium on the sale of their shares upon an acquisition of Sonic.

Amortization of goodwill from acquisitions could change, resulting in significant reduction in earnings for future periods.

         Goodwill, net of accumulated amortization, represented approximately 39.5% of our total assets and 147.2% of our stockholders' equity as of December 31, 1999, and represented approximately 38.4% of our total assets and 143.3% of our stockholders' equity as of September 30, 2000. Goodwill arises when an acquiror pays more for a business than the fair value of the tangible and separately measurable intangible net assets. Accounting principles generally accepted in the United States of America require that this and all other intangible assets be amortized over the period benefited. We determined that the period benefited by all of the goodwill will be no less than 40 years. Accordingly, we amortize goodwill over a 40 year period. Earnings reported in periods immediately following the acquisition would be overstated if we attributed a 40 year benefit period to an intangible asset that should have had a shorter benefit period. In later years, we would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the price paid for the businesses. Earnings in later years also could be significantly affected if management determined then that the remaining balance of goodwill was impaired. We periodically compare the carrying value of goodwill with anticipated undiscounted future cash flows from operations of the businesses we have acquired to evaluate the recoverability of goodwill. We have concluded that the anticipated future cash flows associated with intangible assets recognized in the acquisitions will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than 40 years. We will incur additional goodwill in our future acquisitions.

         The Financial Accounting Standards Board proposed new rules relating to the accounting for business combinations and intangible assets in 1999. During its reconsideration of that proposal, the Board tentatively decided that goodwill should not be amortized to earnings, but rather, reviewed for impairment as necessary. We cannot assure that such a tentative decision will be adopted and, if adopted, as to the final provisions of the new rules.

                                ACQUISITION TERMS

         This prospectus covers the offer and sale of up to 10,000,000 shares of our Class A common stock that we may issue from time to time in connection with
(1) the future direct and indirect acquisitions of other businesses, properties or securities in business combination transactions and (2) upon the conversion of shares of our preferred stock that are privately sold to the owners of businesses, properties or securities in business combination transactions. We will furnish this prospectus, together with our latest annual report on a Form 10-K, to the security holders or owners of the businesses we acquire in exchange for the shares we offer by this prospectus and to holders of shares of our preferred stock who are entitled to receive registered shares of our Class A common stock when they convert their shares of preferred stock.

         We expect that the terms upon which we issue the shares will be determined through negotiations with the security holders or principal owners of the businesses whose securities or assets we acquire. We expect that the shares we issue in an acquisition or upon conversion of preferred stock will be valued at prices reasonably related to the market prices for our common stock prevailing at or near the time we enter into an acquisition agreement or consummate the acquisition, or during the period or periods prior to the delivery of such shares, or on such other basis as the parties may agree.

         We will pay all expenses of the offering of these shares. We will pay no underwriting discounts or commissions in connection with the issuance of these shares, although we may pay finder's fees with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an "underwriter" within the meaning of the Securities Act.

         We will use this prospectus in connection with the issuance of our shares only in those acquisitions that would be exempt from registration except for the possibility of integration with other transactions. If an acquisition would not be so exempt, we will furnish those offerees this prospectus, as amended by a post-effective amendment to the registration statement, on Form S-4, of which this prospectus is a part.

         If we consummate an acquisition (or series of acquisitions since the date of our most recently audited financial statements) that would have a material financial effect on us, we will file a Current Report on Form 8-K containing the financial and other information about the acquisition(s) that would be material to subsequent purchasers of the shares we offer through this prospectus.

         Our Class A common stock is traded on the New York Stock Exchange and we intend to list the shares offered by this prospectus for trading on the New York Stock Exchange. For a further description of our Class A common stock, see "Description of Capital Stock." The shares we issue in acquisitions may be subject to restrictions on resale imposed by Rules 144 and 145 under the Securities Act. In addition, we may impose certain contractual holding period requirements upon persons acquiring our shares in acquisitions.

                            SELLING SECURITY HOLDERS

         This prospectus may also be used for reoffers and resales by persons
(a) who receive our Class A common stock in acquisition transactions or who receive our Class A common stock upon the conversion of our preferred stock that is privately sold in acquisition transactions, and, (b) who may be entitled to reoffer and resale such common stock under circumstances requiring the use of a prospectus. However, no person will be authorized to use this prospectus for an offer of such common stock without first obtaining our consent. We may consent to the use of this prospectus by such selling security holders for a limited period of time and subject to limitations and conditions, which may be varied by agreement between us and such selling security holders. A supplement to this prospectus will set forth information identifying any such selling security holders and disclosing the information about such selling security holders and the securities to be sold as may then be required by the Securities Act and the rules of the Commission.

                PLAN OF DISTRIBUTION BY SELLING SECURITY HOLDERS

         Resales of our Class A common stock may be made on the New York Stock Exchange or such national securities exchange or other quotation service on which our Class A common stock may be listed or quoted at the time of sale, in the over-the-counter market, in private transactions or pursuant to underwriting agreements. Such resales may be affected in one or more of the following methods:

         o ordinary brokers' transactions, which may include long or short sales;
         o transactions involving cross or block trades or otherwise on the New York Stock Exchange;
         o purchases by brokers, dealers or underwriters as principal and resale for their own accounts pursuant to this prospectus;
         o        "at the market" to or through market makers or into an
                  existing market for the Class A common stock;
         o        in other ways not involving market makers or established
                  trading markets, including direct sales to purchasers or sales effected through agents;
         o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); and
         o any combination of the methods listed above, or by any other legally available means.

         Agreements with selling security holders permitting use of this prospectus may provide that any such offering be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by us; that selling security holders enter into custody agreements with one or more banks with respect to the Class A common stock offered; and that sales be made only by one or more of the methods described in this prospectus, as appropriately supplemented or amended when required. The selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act.

         Brokers, dealers, underwriters or agents participating in the sale of our Class A common stock as principals or agents may receive compensation in the form of commissions, discounts or concessions from the selling security holders and/or purchasers of the Class A common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). Sales of Class A common stock by such broker, dealer, underwriter or agent may be made on the New York Stock Exchange or any securities exchange from time to time at prices related to prices then prevailing, at negotiated prices or at fixed prices, which may be changed. Any such sales may be by block trade. Any such broker/dealer or agent may be deemed to be an "underwriter" within the meaning of the Securities Act, and any commissions earned by such member firm may be deemed to be underwriting discounts and commissions under the Securities Act.

         When we are notified by a selling security holder that it proposes to make a block trade, a prospectus supplement, if required, will be filed pursuant to Rule 424 under the Securities Act (or successor rule), disclosing the name of the broker or dealer, the number of shares of Class A common stock involved, the price at which such shares of Class A common stock are being sold by such selling security holder, and the commissions to be paid by such selling security holder to such broker or dealer.

         To comply with the securities laws of certain jurisdictions, if applicable, the Class A common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, such securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

                          DESCRIPTION OF CAPITAL STOCK

       Sonic's authorized capital stock consists of (a) 100,000,000 shares of Class A common stock, $.01 par value, (b) 30,000,000 shares of Class B common stock, $.01 par value and (c) 3,000,000 shares of preferred stock, $.10 par value (of which 300,000 shares have been designated as Class A convertible preferred stock). As of December 12, 2000, Sonic had 29,957,270 outstanding shares of Class A common stock, 12,250,000 outstanding shares of Class B common stock and 250.5 outstanding shares of Class A convertible preferred stock. In pending acquisitions, Sonic has agreed to issue approximately $2.0 million in Class A common stock and $4.6 million in Class A convertible preferred stock convertible into Class A common stock.

       The following summary description of Sonic's capital stock does not purport to be complete and is qualified in its entirety by reference to Sonic's Amended and Restated Certificate of Incorporation (which was filed as an exhibit to Sonic's registration statement on Form S-1 (File No. 333-33295)), Sonic's amendment to its Amended and Restated Certificate of Incorporation (which is filed as an exhibit to the registration statement on Form S-3 (File No. 333-82615)), Sonic's Certificate of Designations relating to the Class A convertible preferred stock (which was filed as an exhibit to Sonic's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998) and to Delaware law. Reference is made to such exhibits and to Delaware law for a detailed description of the provisions thereof summarized below.

Preferred Stock

       Class A Convertible Preferred Stock

       Dividends. The preferred stock has no preferential dividends. Rather, holders of preferred stock are entitled to participate in dividends payable on the Class A common stock on an "as-if-converted" basis.

       Voting Rights. Each share of preferred stock entitles its holder to a number of votes equal to that number of shares of Class A common stock into which it could be converted as of the record date for the vote.

       Liquidation Rights. The preferred stock has a liquidation preference of $1,000 per share.

       Conversion Rights. Each share of preferred stock is convertible into shares of Class A common stock at the holder's option at specified conversion rates. After the second anniversary of the date of issuance, any shares of preferred stock that have not been converted are subject to mandatory conversion to Class A common stock at the option of Sonic. No fractional shares of Class A common stock will be issued upon conversion of any shares of preferred stock. Instead, Sonic will pay cash equal to the value of such fractional share.

       Generally, each share of preferred stock is convertible into that number of shares of Class A common stock that has an aggregate Market Price at the time of conversion equal to $1,000 (with certain adjustments for the Series II and Series III preferred stock). Conversion of Series II preferred stock is subject to certain adjustments that have the effect of limiting increases and decreases in the value of the Class A common stock receivable upon conversion by 10% of the original value of the shares of Series II preferred stock. Conversion of Series III preferred stock is subject to certain adjustments that have the effect of limiting increases in the value of Class A common stock receivable upon conversion by 10% of the original value of the shares of Series III preferred stock. "Market Price" is defined as the average closing price per share of Class A common stock on the New York Stock Exchange for the 20 trading days immediately preceding the date of conversion. If the Class A common stock is no longer listed on the New York Stock Exchange, then the Market Price will be determined on the basis of prices reported on the principal exchange on which the Class A common stock is listed, or if not so listed, prices furnished by NASDAQ. If the Class A common stock is not listed on an exchange or reported on by NASDAQ, then the Market Price will be determined by Sonic's board of directors.

       Before the first anniversary of the date of issuance of preferred stock, each holder of preferred stock is unable to convert without first giving Sonic 10 business days' notice and an opportunity to redeem such preferred stock at the then applicable redemption price.

       Redemption. The preferred stock is redeemable at Sonic's option at any time after the date of issuance. The redemption price for the Series I preferred stock is $1,000 per share. The redemption price for the Series II preferred stock and the Series III preferred stock is as follows: (a) prior to the second anniversary of the date of issuance, the redemption price is the greater of $1,000 per share or the aggregate Market Price of the Class A common stock into which it could be converted at the time of redemption, and (b) after the second anniversary of the date of issuance, the redemption price is the aggregate Market Price of the Class A common stock into which it could be converted at the time of redemption. There is no restriction on Sonic's ability to redeem the preferred stock while there is an arrearage in payment of dividends on such preferred stock.

    Undesignated Preferred Stock

    As of the date of this prospectus, no shares of preferred stock are outstanding other than the Class A convertible preferred stock discussed above. Our board of directors may authorize the issuance of preferred stock in one or more series from our undesignated preferred stock or our Class A convertible preferred stock and, with respect to presently undesignated preferred stock, may determine, with respect to any series, the designations, powers, preferences and rights of that series, and the qualifications, limitations and restrictions of that series, including:

         o        the designation of the series;

         o the number of shares of the series, which number may thereafter be increased or decreased by our board of directors but not below the number of shares of that series then outstanding);

         o whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

         o the conditions under which and the dates upon which dividends will be payable, and the relation which those dividends will bear to the dividends payable on any other class or classes of stock;

         o the redemption rights and price or prices, if any, for shares of the series;

         o the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

         o the amounts payable on and the preferences of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

         o whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of that other class or series or that other security, the conversion price or prices or rate or rates, that adjustments to that price or those prices or that rate or those rates, the date or dates as of which those shares will be convertible and all other terms and conditions upon which the conversion may be made;

         o restrictions on the issuance of shares of the same series or of any other class or series; and

         o the voting rights, if any, of the holders of shares of that series.

       We believe that the ability of our board of directors to issue one or more series of preferred stock from our undesignated preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. Our authorized shares of preferred stock will be available for issuance without further action by our stockholders, unless that action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

       Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors may decide to issue those shares based on its judgment as to the best interests of our company and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage a potential acquiror from making an unsolicited and unwanted acquisition attempt through which that acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of that stock.

Common Stock

       Sonic's Class A common stock and Class B common stock are equal in all respects except for voting rights, conversion rights of the Class B common stock and as required by law, as discussed more fully below.

    Voting Rights; Conversion of Class B Common Stock to Class A Common Stock

       The voting powers, preferences and relative rights of the Class A common stock and the Class B common stock are subject to the following provisions. Holders of Class A common stock have one vote per share on all matters submitted to a vote of the stockholders of Sonic. Holders of Class B common stock are entitled to 10 votes per share except as described below. Holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by Delaware law. There is no cumulative voting with respect to the election of directors.

       In the event any shares of Class B common stock held by a member of the Smith Group (as defined below) are transferred outside of the Smith Group, such shares will automatically be converted into shares of Class A common stock. In addition, if the total number of shares of common stock held by members of the Smith Group is less than 15% of the total number of shares of common stock outstanding, all of the outstanding shares of Class B common stock automatically will be reclassified as Class A common stock. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A common stock must be identical to that received by holders of Class B common stock, except that in any such transaction in which shares of common stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ between our classes of common stock.

       Notwithstanding the foregoing, the holders of Class A common stock and Class B common stock vote as a single class, with each share of each class entitled to one vote per share, with respect to any transaction proposed or approved by the board of directors of Sonic or proposed by or on behalf of holders of the Class B common stock or as to which any member of the Smith Group or any affiliate thereof has a material financial interest other than as a then existing stockholder of Sonic constituting a

         o        "going private" transaction,

         o sale or other disposition of all or substantially all of Sonic's assets,

         o sale or transfer that would cause the nature of Sonic's business to be no longer primarily oriented toward automobile dealership operations and related activities, or

         o merger or consolidation of Sonic in which the holders of the common stock will own less than 50% of the common stock following such transaction.

       A "going private" transaction is defined as any "Rule 13e-3 Transaction," as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934. An "affiliate" is defined as (a) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with any member of the Smith Group, (b) any corporation or organization (other than Sonic or a majority-owned subsidiary of Sonic) of which any member of the Smith Group is an officer, partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which any member of the Smith Group has a substantial beneficial interest, (c) a voting trust or similar arrangement pursuant to which any member of the Smith Group generally controls the vote of the shares of common stock held by or subject to such trust or arrangement, (d) any other trust or estate in which any member of the Smith Group has a substantial beneficial interest or as to which any member of the Smith Group serves as trustee or in a similar fiduciary capacity or (e) any relative or spouse of any member of the Smith Group or any relative of such spouse, who has the same residence as any member of the Smith Group.

       As used in this prospectus, the term the "Smith Group" consists of the following persons:

         o Mr. Smith and his guardian, conservator, committee, or attorney-in-fact;

         o William S. Egan and his guardian, conservator, committee, or attorney-in-fact;

         o each lineal descendant of Messrs. Smith and Egan (a "Descendant") and their respective guardians, conservators, committees or attorneys-in-fact; and

         o        each "Family Controlled Entity."

       The term "Family Controlled Entity" means (a) any not-for-profit corporation if at least 80% of its board of directors is composed of Mr. Smith, Mr. Egan and/or Descendants; (b) any other corporation if at least 80% of the value of its outstanding equity is owned by members of the Smith Group; (c) any partnership if at least 80% of the value of the partnership interests are owned by members of the Smith Group; and (d) any limited liability or similar company if at least 80% of the value of the company is owned by members of the Smith Group.

       Under Sonic's charter and Delaware law, the holders of Class A common stock and/or Class B common stock are each entitled to vote as a separate class, as applicable, with respect to any amendment to Sonic's Certificate that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of such class so as to affect such class adversely.

       Dividends

       Holders of the Class A common stock and the Class B common stock are entitled to receive ratably such dividends, if any, as are declared by our Board of Directors out of funds legally available for that purpose. An additional requirement is that dividends paid in shares of Class A common stock shall be paid only to holders of Class A common stock, and dividends paid in shares of Class B common stock shall be paid only to holders of Class B common stock. Sonic's charter provides that if there is any dividend, subdivision, combination or reclassification of either class of common stock, a proportionate dividend, subdivision, combination or reclassification of the other class of common stock must be made at the same time.

       Other Rights

       Stockholders of Sonic have no preemptive or other rights to subscribe for additional shares. In the event of the liquidation, dissolution or winding up of Sonic, holders of Class A common stock and Class B common stock are entitled to share ratably in all assets available for distribution to holders of common stock after payment in full of creditors. No shares of any class of common stock are subject to a redemption or a sinking fund.

Delaware Law, Certain Charter and Bylaw Provisions

       Certain provisions of Delaware Law and of Sonic's charter and bylaws, summarized in the following paragraphs, may be considered to have an antitakeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

       Delaware Antitakeover Law. Sonic is subject to the provisions of Delaware law, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (a) prior to such date, the Board of Directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder; or (b) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (c) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, Sonic to date has not made this election.

       Classified Board of Directors. Sonic's bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a takeover bid for Sonic. Moreover, under Delaware law, in the case of a corporation having a classified board of directors, the stockholders may remove a director only for cause. This provision, when coupled with the provision of the bylaws authorizing only the board of directors to fill vacant directorships, will preclude stockholders of Sonic from removing incumbent directors without cause, simultaneously gaining control of the Board of Directors by filing the vacancies with their own nominees.

       Special Meetings of Stockholders. Sonic's bylaws provide that special meetings of stockholders may be called only by the Chairman or by the Secretary or any Assistant Secretary at the request in writing of a majority of Sonic's Board of Directors. Sonic's bylaws also provide that no action required to be taken or that may be taken at any annual or special meeting of stockholders may be taken without a meeting; the powers of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. These provisions may make it more difficult for stockholders to take action opposed by the Board of Directors.

       Advance Notice Requirements for Stockholder Proposals and Director Nominations. Sonic's bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of Sonic, (a) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and, (b) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Our bylaws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

       Conflict of Interest Procedures. Sonic's charter contains provisions providing that transactions between Sonic and its affiliates must be no less favorable to Sonic than would be available in transactions involving arms' length dealing with unrelated third parties. Moreover, any such transaction involving aggregate payments in excess of $500,000 must be approved by a majority of Sonic's directors and a majority of Sonic's independent directors. Otherwise, Sonic must obtain an opinion as to the financial fairness of the transactions to be issued by an investment banking or appraisal firm of national standing.

Limitation of Liability of Officers and Directors

       Delaware law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breach of officers' and directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.

       Our certificate of incorporation limits the liability of our officers and directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our officers and directors will not be personally liable for monetary damages for breach of an officer's or director's fiduciary duty in such capacity, except for liability

o for any breach of the officer's or director's duty of loyalty to us or our stockholders,

o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

o for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation law, or

o for any transaction from which the officer or director derived an improper personal benefit.

       The inclusion of this provision in our certificate of incorporation may reduce the likelihood of derivative litigation against our officers and directors, and may discourage or deter stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefitted us and our stockholders.

       Both our certificate of incorporation and bylaws provide indemnification to our officers and directors and certain other persons with respect to certain matters to the maximum extent allowed by Delaware law as it exists now or may hereafter be amended. These provisions do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue (nor to recover monetary damages) under federal securities laws for violations thereof.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Sonic pursuant to the foregoing provisions, Sonic has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

       Our transfer agent and registrar of our common stock is First Union National Bank.

                        CERTAIN MANUFACTURER RESTRICTIONS

       Under our agreements with certain manufacturers, we have agreed to provide the statement below:

              No automobile manufacturer or distributor has been involved, directly or indirectly, in the preparation of this prospectus or in the offering being made hereby. No automobile manufacturer or distributor has been authorized to make any statements or representations in connection with the offering, and no automobile manufacturer or distributor has any responsibility for the accuracy or completeness of this prospectus for the offering.

        Under our Dealer Agreement with General Motors ("GM"), we have agreed, among other things, to disclose the following provisions:

              Sonic will deliver to GM copies of all Schedules 13D and 13G, and all amendments thereto and terminations thereof, received by Sonic, within five days of receipt of such Schedules. If Sonic is aware of any ownership of its stock that should have been reported to it on Schedule 13D but that is not reported in a timely manner, it will promptly give GM written notice of such ownership, with any relevant information about the owner that Sonic possesses.

              If Sonic, through its board of directors or through shareholder action, proposes or if any person, entity or group sends Sonic a Schedule 13D, or any amendments thereto, disclosing (a) an agreement to acquire or the acquisition of aggregate ownership of more than 20% of the voting stock of Sonic and (b) Sonic, through its board of directors or through shareholder action, proposes or if any plans or proposals which relate to or would result in the following: (i) the acquisition by any person of more than 20% of the voting stock of Sonic other than for the purposes of ordinary passive investment; (ii) an extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving Sonic or a sale or transfer of a material amount of assets of Sonic and its subsidiaries; (iii) any change which, together with any changes made to the board of directors within the preceding year, would result in a change in control of the then current board of Sonic; or (iv) in the case of an entity that produces motor vehicles or controls or is controlled by or is under common control with an entity that either produces motor vehicles or is a motor vehicle franchiser, the acquisition by any person, entity or group of more than 20% of the voting stock of Sonic and any proposal by any such person, entity or group, through the Sonic board of directors or shareholders action, to change the board of directors of Sonic, then, if such actions in GM's business judgment could have a material or adverse effect on its image or reputation in the GM dealerships operated by Sonic or be materially incompatible with GM's interests (and upon notice of GM's reasons for such judgment), Sonic has agreed that it will take one of the remedial actions set forth in the next paragraph within 90 days of receiving such Schedule 13D or such amendment.

              If Sonic is obligated under the previous paragraph to take remedial action, it will (a) transfer to GM or its designee, and GM or its designee will acquire the assets, properties or business associated with any GM dealership operated by Sonic at fair market value as determined in accordance with GM's dealership agreement with Sonic, or
       (b) provide evidence to GM that such person, entity or group no longer has such threshold level of ownership interest in Sonic or that the actions described in clause (b) of the previous paragraph will not occur.

              Should Sonic or its GM franchisee subsidiary enter into an agreement to transfer the assets of the GM franchisee subsidiary to a third party, the right of first refusal described in the GM dealer agreement shall apply to any such transfer.

                                  LEGAL MATTERS

         The validity of the securities issuable under this prospectus will be passed upon for Sonic by Parker, Poe, Adams & Bernstein L.L.P., Charlotte, North Carolina.

                                     EXPERTS

         The consolidated financial statements of Sonic Automotive, Inc. and Subsidiaries, the combined financial statements of Williams Automotive Group, the financial statements of Economy Cars, Inc., the financial statements of Global Imports, Inc., the combined financial statements of Newsome Automotive Group, the combined financial statements of Lloyd Automotive Group, the financial statements of Lute Riley Motors, Inc., the combined financial statements of Certain Dealerships, Assets and Liabilities of Lucas Dealership Group, Inc., the combined financial statements of Manhattan Automotive Group and the financial statements of Freeland Automotive, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of FirstAmerica Automotive, Inc. and Subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by KPMG LLP, independent auditors, as stated in their reports, which are incorporated by reference herein and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

       Sonic's bylaws effectively provide that Sonic shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), indemnify all persons whom it may indemnify pursuant thereto. In addition, Sonic's Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 102(b)(7)").

       Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any actions, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

       Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. Sonic maintains insurance against liabilities under the Securities Act for the benefit of its officers and directors.

         Sonic maintains insurance against liabilities under the Securities Act for the benefit of its officers and directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer or persons controlling the Company pursuant to the foregoing provisions, Sonic has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

        The following is a list of all the exhibits and financial statement schedules filed as part of the Registration Statement:


  Exhibit No.                                                     Description


   4.1* Amended and Restated Certificate of Incorporation of Sonic (incorporated by reference to Exhibit 3.1 to Sonic's Registration Statement on Form S-1 (Reg. No. 333-33295) (the "Form S-1")).

   4.2* Certificate of Amendment to Sonic's Amended and Restated Certificate of Incorporation effective June 18, 1999 (incorporated by reference to Exhibit 3.2 to Sonic's December
                  31. 1999 Form 10-K (the "1999 Form 10-K")).

   4.3* Certificate of Designation, Preferences and Rights of Class A Convertible Preferred Stock (incorporated by reference to
                  Exhibit 4.1 to Sonic's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).

   4.4* Bylaws of Sonic (incorporated by reference to Exhibit 3.2 to the Form S-1).

   4.5* Specimen Certificate representing Class A common stock (incorporated by reference to Exhibit 4.1 to the Form S-1).

   4.6* Indenture dated as of July 1, 1998 between Sonic, as issuer, the subsidiaries of Sonic named therein, as guarantors, and U.S. Bank Trust National Association, as trustee (the "Trustee"), relating to the 11% Senior Subordinated Notes due 2008 (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-4 (Registration Nos. 333-64397 and 333-64397-001 through 333-64397-044) of Sonic
                  (the "Form S-4")).

   4.7* Form of 11% Senior Subordinated Note due 2008, Series B (incorporated by reference to Exhibit 4.3 to the Form S-4).

   4.8* First Supplemental Indenture dated as of December 31, 1999 among Sonic, as issuer, the subsidiaries of Sonic named therein, as guarantors and additional guarantors, and the Trustee, relating to the 11% Senior Subordinated Notes due 2008 (incorporated by reference to Exhibit 4.2 to the 1999 Form 10-K).

   4.9* Second Supplemental Indenture dated as of September 15, 2000 among Sonic, as issuer, the subsidiaries of Sonic named therein, as guarantors and additional guarantors, and the Trustee, relating to the 11% Senior Subordinated Notes due 2008 (incorporated by reference to Exhibit 4.4 to Sonic's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

   5.1** Opinion of Parker, Poe, Adams & Bernstein L.L.P. regarding the legality of the securities being registered.

23.1     Consent of Deloitte & Touche LLP.
23.2     Consent of KPMG LLP.
23.3     Consent of Parker Poe Adams & Bernstein L.L.P. (included in Exhibit
         5.1).
24.1 Powers of Attorney (included on Signature Page of this Registration Statement).

*    Filed previously.
**  To be filed by amendment.


Item 22.  Undertakings

       (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(i) and
(a)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by Sonic pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (e) The undersigned registrant hereby undertakes as follows:

         (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) That every prospectus (i) that is filed pursuant to paragraph
         (e)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, state of North Carolina, on December 15, 2000.

                                           SONIC AUTOMOTIVE, INC.


                                           By:     /s/ Theodore M. Wright
                                                   ----------------------
                                                  Theodore M. Wright
                                                  Chief Financial Officer,
                                                  Vice President and Treasurer

                                POWER OF ATTORNEY

        We the undersigned directors and officers of Sonic Automotive, Inc., do hereby constitute and appoint each of Messrs. O. Bruton Smith, Bryan Scott Smith and Theodore M. Wright, each with full power of substitution, our true and lawful attorney-in-fact and agent to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things either of them may deem necessary or advisable to enable Sonic Automotive, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but not limited to, power and authority to sign for any or all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                   Signature                                    Title                                Date

   /s/ O. Bruton Smith                  Chairman, Chief Executive Officer                        December 15, 2000
----------------------------            (Principal Executive Officer) and Director
   O. Bruton Smith

   /s/ Thomas A. Price                  Vice Chairman and Director                               December 15, 2000
----------------------------
    Thomas A. Price

  /s/ B. Scott Smith                    President, Chief Operating Officer and                   December 15, 2000
----------------------------            Director
   B. Scott Smith

  /s/ Theodore M. Wright                Chief Financial Officer (Principal                       December 15, 2000
----------------------------            Financial and Accounting Officer),
   Theodore M. Wright                   Vice President, Treasurer and Director


  /s/ Jeffrey C. Rachor                 Executive Vice President of Retail                       December 15, 2000
----------------------------            Operations and Director
   Jeffrey C. Rachor

  /s/ William R. Brooks                 Director                                                 December 15, 2000
----------------------------
   William R. Brooks

  /s/ William P. Benton                 Director                                                 December 15, 2000
----------------------------
   William P. Benton

  /s/ William I. Belk                   Director                                                 December 15, 2000
----------------------------
   William I. Belk

  /s/ H. Robert Helle                   Director                                                 December 15, 2000
----------------------------
   H. Robert Heller

                                  EXHIBIT INDEX

  Exhibit No.                                                     Description

   4.1* Amended and Restated Certificate of Incorporation of Sonic (incorporated by reference to Exhibit 3.1 to Sonic's Registration Statement on Form S-1 (Reg. No. 333-33295) (the "Form S-1")).
   4.2* Certificate of Amendment to Sonic's Amended and Restated Certificate of Incorporation effective June 18, 1999 (incorporated by reference to Exhibit 3.2 to Sonic's December
                  31. 1999 Form 10-K (the "1999 Form 10-K")).
   4.3* Certificate of Designation, Preferences and Rights of Class A Convertible Preferred Stock (incorporated by reference to
                  Exhibit 4.1 to Sonic's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).
   4.4* Bylaws of Sonic (incorporated by reference to Exhibit 3.2 to the Form S-1).
   4.5* Specimen Certificate representing Class A common stock (incorporated by reference to Exhibit 4.1 to the Form S-1).
   4.6* Indenture dated as of July 1, 1998 between Sonic, as issuer, the subsidiaries of Sonic named therein, as guarantors, and U.S. Bank Trust National Association, as trustee (the "Trustee"), relating to the 11% Senior Subordinated Notes due 2008 (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-4 (Registration Nos. 333-64397 and 333-64397-001 through 333-64397-044) of Sonic
                  (the "Form S-4")).
   4.7* Form of 11% Senior Subordinated Note due 2008, Series B (incorporated by reference to Exhibit 4.3 to the Form S-4).
   4.8* First Supplemental Indenture dated as of December 31, 1999 among Sonic, as issuer, the subsidiaries of Sonic named therein, as guarantors and additional guarantors, and the Trustee, relating to the 11% Senior Subordinated Notes due 2008 (incorporated by reference to Exhibit 4.2 to the 1999 Form 10-K).
   4.9* Second Supplemental Indenture dated as of September 15, 2000 among Sonic, as issuer, the subsidiaries of Sonic named therein, as guarantors and additional guarantors, and the Trustee, relating to the 11% Senior Subordinated Notes due 2008 (incorporated by reference to Exhibit 4.4 to Sonic's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).
   5.1** Opinion of Parker, Poe, Adams & Bernstein L.L.P. regarding the legality of the securities being registered.
   23.1           Consent of Deloitte & Touche LLP.
   23.2           Consent of KPMG LLP.
   23.3           Consent of Parker Poe Adams & Bernstein L.L.P. (included in
                  Exhibit 5.1).
   24.1 Powers of Attorney (included on Signature Page of this Registration Statement).

*    Filed previously.
** To be filed by amendment.